Exhibit 23.1

Consent of Independent Registered Public Accountants

To the Board of Directors and Stockholders of
China Biopharma, Inc. :

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 and related prospectus (the “Prospectus”) of China Biopharma, Inc. (formerly known as Techedge, Inc.) of our report dated February 25, 2006, relating to the consolidated financial statements of Techedge Inc. and Subsidiaries, appearing in the Annual Report on Form 10-KSB of Techedge, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Expert” in the Prospectus, which is part of this Registration Statement.

/s/ Patrizio & Zhao, LLC

Lodi, New Jersey
January 19, 2007